Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

Pathward Financial, Inc.	Pathward, N.A.	100%	Federal

The financial statements of Pathward Financial, Inc. are consolidated with those of Pathward, N.A.